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                                                                EXHIBIT 4(g)(iv)

                 AMENDMENT TO FINANCE AND SECURITY AGREEMENT
                     (Actava/Snapper - Temporary Overline)

This Amendment to Finance and Security Agreement ("Amendment") is made by and between THE ACTAVA GROUP INC. ("Actava") individually, and on behalf of SNAPPER, a division thereof ("Snapper") and ITT COMMERCIAL FINANCE CORP. ("ITT").

         WHEREAS, ITT and Actava entered into that certain Finance and Security Agreement dated October 23, 1992 ("Agreement");

         WHEREAS, Actava has requested that ITT make available to Actava a temporary overline of up to $2,000,000.00 ("Temporary Overline") through May 31, 1994, or such earlier date as ITT may in its sole discretion determine ("Overline Termination Date");

         WHEREAS, Actava has agreed to pledge to ITT $2,000,000.00 in good funds ("Pledged Funds") as additional collateral in connection with ITT's grant of the Temporary Overline;

         WHEREAS, ITT and Actava desire to amend the Agreement as provided herein.

         NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ITT and Actava agree as follows:

         1. Temporary Overline. Upon the execution of this Amendment and the receipt of the Pledged Funds, ITT agrees to make the Temporary Overline available to Actava. The Temporary Overline increases Actava's Inventory Credit Limit to the smallest of (i) $12,000,000.00, (ii) the sum of 75% of Snapper's or a Snapper Subsidiary's Eligible Inventory, and 50% of Snapper's Eligible Parts, in each care measured at Cost or market value, whichever is lower, as determined on a "first-in, first-out" basis, and (iii) 15% of the aggregate outstanding principal amount of the then current Total Outstandings (after giving effect to the Inventory Loans then being contemplated). The Temporary Overline is subject to the terms and conditlons of the Agreement, and will automatically expire without further notice from ITT on the Overline Termination Date.

         2. Pledge of Funds. As security for the obligations of Actava under the Agreement, Actava pledges and grants to ITT a security interest in the Pledged Funds previously delivered to ITT or to be delivered to ITT by Actava simultaneously with the execution of this Amendment. Actava acknowledges and agrees that ITT is not obligated to place the Pledged Funds on deposit with any third party financial institution and that the Pledged Funds will be commingled with other ITT monies and will be invested in ITT's sole discretion. ITT will not pay interest on the Pledged Funds to Actava. ITT will at all times have the right to offset or deduct from the Pledged Funds any monies due ITT from Actava.

         3. Return of Pledged Funds. The Pledged Funds will be returned within three (3) Business Days after the Overline Termination Date, provided that Actava is in compliance with the Inventory Credit Limit as in effect before this Amendment and that no Event of Default exists.

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         4. No Other Modifications. Except as expressly modified or amended herein, all other terms and provisions of the Agreement will remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified, and confirmed by ITT and Actava.

         5. Capitalized Terms. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.


         IN WITNESS WHEREOF, ITT and Actava have executed this Amendment as of
this  15th   day of  April  , 1994.
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                                  ITT COMMERCIAL FINANCE CORP.
                                  By: /s/ Jerry W. Britten
                                     ----------------------------
                                      Jerry W. Britten
                                      Executive Vice President


                                  THE ACTAVA GROUP INC.


                                  By: /s/ F.B. Beilstein, III
                                     ----------------------------
                                  Title: Senior Vice President
                                        -------------------------